EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Pernix Therapeutics Holdings, Inc.
Woodlands, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-168877, No. 333-167327, No. 333-166062 and No. 333-175992) and Forms S-3 (No. 333-186048 and No. 333-174629) of Pernix Therapeutics Holdings, Inc. of our reports dated March 17, 2014, relating to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity, and cash flows and the related consolidated statement schedule for each of the three years in the period ending December 31, 2013, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2013.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
March 17, 2014